EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

ICONIX BRAND GROUP REPORTS RECORD EARNINGS FOR THIRD QUARTER 2006

•	Licensing revenue $22.1 million versus $9.2 million in prior year quarter
•	Fully diluted EPS of $0.18 versus $0.14 in prior year quarter
•	Company gives 2007 guidance of $0.87 - $0.92 per fully diluted share
•	Company updates 2006 earnings per share guidance

NEW YORK, November 1, 2006 - Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the third quarter and nine months ended September 30, 2006.

Third Quarter ended September 30, 2006

Licensing revenue for the quarter increased to approximately $22.1 million, as compared to $9.2 million in the third quarter of last year. The Company reported fully diluted earnings per share of $0.18 for the quarter versus $0.14 for the prior year quarter. The current quarter was the Company’s first fully taxed quarter as a brand management business, as compared to its third quarter earnings per share of $0.14 in the third quarter of last year which was inclusive of a net non-cash tax benefit of approximately $0.04 per share. Pre-tax income for the 2006 quarter was approximately $12.2 million versus approximately $3.8 million in the prior year quarter. Fully-taxed net income for the 2006 quarter was approximately $7.9 million versus $5.2 million in the third quarter of last year which included a $1.4 million net non cash tax benefit. EBITDA for the 2006 quarter was approximately $16.0 million versus approximately $5.3 million last year and free cash flow for the 2006 quarter was approximately $13.3 million versus approximately $4.1 million last year.

Nine months ended September 30, 2006:

For the nine months ended September 30, 2006 licensing revenue was approximately $53.8 million compared to approximately $17.8 million in the prior year nine month period. Fully diluted earnings per share were $0.54 for the 2006 period versus $0.26 in the prior year nine month period and net income was approximately $23.6 million versus approximately $8.5 million in the prior year nine month period. EBITDA for the nine months ended September 30, 2006 was approximately $35.8 million compared to approximately $8.4 million in the prior year nine month period, and free cash flow was approximately $28.7 million compared to approximately $6.6 million in the prior year nine month period.

Other Developments:

In a separate press release last night the Company announced that it has entered into a definitive agreement with Warnaco Group Inc. and Ocean Pacific Apparel Corp. to purchase the brand Ocean Pacific, (“OP”). In a separate release today the Company announced that it has completed its merger with Mossimo Inc.

Neil Cole, Chairman and CEO of Iconix commented, “I am pleased with our third quarter financial results, especially with the strength of our core brands and their continued growth. Despite being impacted by the delay in closing the Mossimo merger and it being our first fully taxed quarter, we delivered substantial year-over-year increases, reinforcing the scalability and leverage of our business model. I am excited about adding the Mossimo and OP brands to our growing portfolio. With these two additions Iconix will own nine powerful brands all with strong potential for organic growth both in the U.S. and around the world. Our pipeline of potential future acquisitions is stronger than ever as I believe our unique business model and successful execution has positioned us as the acquirer of choice.”

2006 Guidance:

Based primarily on the delay in closing the Mossimo acquisition the Company is updating its range of EPS guidance for 2006 to $0.70 - $0.73 per fully diluted share. Previous guidance was for EPS in a range of $0.70 to $0.80 cents per share.

2007 Guidance:

The Company is issuing guidance for the full year 2007 of fully diluted and fully taxed earnings per share in a range of $0.87 - $0.92.

Iconix Brand Group Inc. (Nasdaq: ICON - News) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S ®, BONGO ®, BADGLEY MISCHKA ®, JOE BOXER ® RAMPAGE ® MUDD ®, LONDON FOG ® and MOSSIMO ®. The Company has also entered into a definitive agreement to purchase the brand OCEAN PACIFIC ®. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", “project”, provide “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact:	David Conn
Executive Vice President
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements - (Unaudited)
(in thousands, except earnings per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2006	2005	2006	2005

Licensing and commission revenue	$22,113	$9,205	$53,791	$17,792

Selling, general and administrative expenses	6,072	3,868	17,572	9,385
Special charges	632	289	1,900	996

Operating income	15,409	5,048	34,319	7,411

Other expenses:
Interest expense - net	3,164	1,289	7,991	2,134

Income before income taxes	12,245	3,759	26,328	5,277

Income taxes (benefits)	4,299	(1,400)	2,680	(3,180)

Net income	$7,946	$5,159	$23,648	$8,457

Earnings per share:
Basic	$0.20	$0.16	$0.62	$0.28

Diluted	$0.18	$0.14	$0.54	$0.26

Weighted average number of common shares outstanding:
Basic	39,782	32,501	38,075	29,859

Diluted	44,818	36,654	43,469	33,071

Selected Balance Sheet Items:	9/30/2006	12/31/2005
	(Unaudited)	(Audited)
Total Assets	$383,564	$217,244
Total Liabilities	$192,549	$116,348
Stockholders' Equity	$191,015	$100,896

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items:
(in thousands)

	Three Months Ended		Nine Months Ended
	Sept 30,	Sept 30	Sept 30,	Sept 30
	2006	2005	2006	2005

EBITDA (1)	$16,014	$5,297	$35,841	$8,422

Reconciliation of EBITDA:
Operating income	15,409	5,048	34,319	7,411
Add: Depreciation and amortization of certain intangibles	605	249	1,522	1,011
EBITDA	$16,014	$5,297	$35,841	$8,422

(1) EBITDA, a non-GAAP financial measure, represents income from operations before interest, income taxes, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow (2)	$13,297	$4,095	$28,658	$6,631

Reconciliation of Free Cash Flow:
Net income	$7,946	$5,159	$23,648	$8,457
Add: Depreciation, amortization of intangibles and deferred financing costs and the change in
the reserve for accounts receivable	1,056	362	2,892	1,380
Add: Non-cash income taxes (benefits)	4,299	(1,400)	2,680	(3,180)
Less: Capital expenditures	4	26	562	26
Free Cash Flow	$13,297	$4,095	$28,658	$6,631

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, the change in the reserve for accounts receivable and excluding non-cash income taxes (benefits) and capital expenditures. The Company believes Free Cash Flow is useful for evaluating our financial condition because it represents the amount of cash generated from the operations that is available for repaying debt and investing.